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Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA LOWERS REVENUE FORECAST

        Boulder, Colo., (March 31, 2003)—Array BioPharma Inc. (NASDAQ: ARRY) today announced that it is lowering its revenue forecast due to general market softness and the ending of two significant drug discovery collaborations. Overall, Array estimates that these factors will result in reduced revenue of approximately $6.0 million on an annualized basis and will impact Array's fourth quarter, ending June 30, 2003, and its fiscal year 2004. Array is now projecting flat revenue for fiscal year 2003 and for fiscal year 2004, compared to revenue of $35.1 million in fiscal year 2002.

        "Based on a comprehensive internal review of our operations, we have taken action during the third quarter to help weather these difficult market conditions and minimize the bottom line impact," said Robert E. Conway, Chief Executive Officer. "We firmly believe that the long-term fundamental demand for high-quality drug discovery capabilities remains intact. Array is on the critical path to fill product pipelines for both pharmaceutical and biotechnology companies. Additionally, we expect our promising proprietary drug discovery programs to provide important milestones over the next year, creating long-term value for our shareholders."

        Array implemented the following measures as a result of the revised revenue outlook:

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  Limiting cash expenditures, providing Array with at least four years of projected cash.

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  Reducing staff dedicated to Array's collaboration programs and other support functions to match near-term demand.

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  Increasing resources that will contribute to more rapidly advancing Array's proprietary research programs.

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  Adding professional staff to Array's business development department.

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  Limiting capital expenditures, given that Array expects its current facilities and equipment to be adequate for the next 12 to 18 months.

        Array expects revenue for the third quarter of fiscal 2003, ending March 31, 2003, to be approximately $8.0 million, which is down 16% from $9.5 million during the same period in fiscal 2002. This revised forecasted revenue would result in a net loss of approximately ($0.22) per share for the quarter, including a restructuring charge of $700,000. Array is projecting annual revenue in fiscal year 2003, ending June 30, 2003, to be approximately $35.0 million, resulting in a projected annual net loss of between approximately ($0.50) and ($0.52) per share. Array had $46.6 million in cash and marketable securities as of December 31, 2002.

        Array will hold a conference call on Tuesday, April 1, 2003, at 9:00 a.m. eastern time to discuss this financial guidance. If there is any additional information that is provided during this call, it will be available on the replay of the call and as a webcast on www.arraybiopharma.com. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

CONFERENCE CALL INFORMATION

Date:	Tuesday, April 1, 2003
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 967-7184
Toll:	(719) 457-2633
Web Cast:	www.arraybiopharma.com

        There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820. The access code is 557348. Replay of the call will also be available as a web cast on Array's web site at www.arraybiopharma.com.

About Array BioPharma:

        Array BioPharma is a drug discovery company creating new small molecule drugs through the integration of chemistry, biology and informatics. Our experienced scientists use an integrated set of drug discovery technologies, which we call the Array Discovery Platform, to invent small molecule drugs in collaboration with leading pharmaceutical and biotechnology companies and to build our own pipeline of proprietary drug candidates. For more information on Array BioPharma, please visit our web site at www.arraybiopharma.com.

Array Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund internal research efforts, and our ability to attract and retain experienced scientists and management. We are providing this information as of March 31, 2003. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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  Exhibit 99.1